                                                                  EXHIBIT (b)(1)

                   [LETTERHEAD OF CIBC WORLD MARKETS CORP.]

                               September 15, 1999




Special Committee of the Board of Directors
Happy Kids Inc.
100 West 33rd Street, Suite 1100
New York, New York 10001

Members of the Special Committee:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Special Committee of the Board of Directors as to the fairness, from a financial point of view, to the holders of the common stock of Happy Kids Inc. ("Happy Kids"), other than affiliate Holders (defined below), of the Cash Consideration (defined below) to be received by such holders pursuant to an Agreement and Plan of Merger (the "Merger Agreement") to be entered into by and between HK Merger Corp. ("Merger Sub"), an affiliate of H.I.G. Capital, LLC, and Happy Kids. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Happy Kids (the "Merger") pursuant to which each outstanding share of the common stock, par value $0.01 per share, of Happy Kids ("Happy Kids Common Stock"), other than shares held by certain designated holders of Happy Kids Common Stock who are affiliates of Happy Kids (the "Affiliate Holders"), will be converted into the right to receive $12.00 per share in cash (the "Cash Consideration"). The Merger Agreement further provides that the outstanding shares of Happy Kids Common Stock held by Affiliate Holders will be converted into the right to receive $7.164 per share in cash and shares of the common stock, par value $0.01 per share, of the surviving corporation in the Merger, as more fully specified in the Merger Agreement.

In arriving at our Opinion, we:

(a) reviewed the terms of a draft dated September 14, 1999 of the Merger Agreement;

(b) reviewed audited financial statements for Happy Kids for the fiscal years ended December 31, 1997 and December 31, 1998;

(c) reviewed unaudited financial statements for Happy Kids for the six-month period ended June 30, 1999;

(d) reviewed financial projections for Happy Kids prepared by the management of Happy Kids;

(e) held discussions with the senior management of Happy Kids with respect to the business and prospects for future growth of Happy Kids;

(f) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Happy Kids;

(g) performed a discounted cash flow analysis of Happy Kids using certain assumptions of future performance provided to us by the management of Happy Kids;

Special Committee of the Board of Directors
Happy Kids Inc.
September 15, 1999
Page 2

                                                        CIBC World Markets Corp.

(h) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Merger,

(i) reviewed public information concerning Happy Kids;

(j) at the direction of the Special Committee, approached and held discussions with third parties to solicit indications of interest in the acquisition of all or a part of Happy Kids, and

(k) performed such other analyses and reviewed such other information as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Happy Kids and its employees, representatives and affiliates. With respect to forecasts of the future financial condition and operating results of Happy Kids provided to or discussed with us, we assumed, at the direction of the management of Happy Kids, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Happy Kids. We have been advised, and therefore have also assumed, that it is intended that the Merger will be recorded as a recapitalization for financial reporting purposes. At the direction of the management of Happy Kids, we further have assumed that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of Happy
Kids or such other affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Happy Kids, or the price at which the Happy Kids Common Stock will trade or otherwise be transferable subsequent to announcement of the proposed Merger. We were not requested to evaluate, and our Opinion does not address, the consideration to be received in the Merger by Affiliate Holders and, at your direction, have evaluated the Cash Consideration as though all shares of Happy Kids Common Stock were transferred in the Merger for the Cash Consideration. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to the Special Committee of the Board of Directors of Happy Kids in connection with the Merger and in rendering this Opinion and will receive a fee for our services, a significant portion of which is payable upon the delivery of this Opinion. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Happy Kids and its affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Special Committee of the Board of Directors
Happy Kids Inc.
September 15, 1999
Page 3

                                                        CIBC World Markets Corp.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Cash Consideration to be received in the Merger by the holders of Happy Kids Common Stock (other than Affiliate Holders) is fair to such holders from a financial point of view. This Opinion is for the use of the Special Committee of the Board of Directors of Happy Kids in its evaluation of the Merger, and does not constitute a recommendation as to how any stockholder should vote with respect to any matters relating to the Merger.

                                                    Very truly yours,


                                                    /s/ CIBC WORLD MARKETS CORP.


                                                    CIBC WORLD MARKETS CORP.